EXHIBIT 10.7
TERMS AND CONDITIONS OF SALARY ACCRUAL
FOR GEORGE SUZUKI
The Corporation shall account for and accrue, for the account of GEORGE SUZUKI, a gross salary at the rate of Twenty Thousand Dollars ($20,000) per month, before employment taxes and withholdings, commencing from April 2, 2008, during the continuation of his full-time employment with the Corporation until the Corporation has positive cash flow from operations sufficient to commence to pay in full GEORGE SUZUKI such salary in the Corporation’s normal course of business.
Upon the Corporation having positive cash flow from operations sufficient to pay such salary in full, the Corporation shall begin paying amounts theretofore accrued and unpaid, at the rate of Ten Thousand Dollars ($10,000) per month, or so much thereof as the Corporation’s cash flow from operations permits.
Amounts accrued and unpaid shall bear interest at the rate of five percent (5%) per year, compounded annually. Such amounts shall not be segregated and shall represent general unsecured obligations of the Corporation.